Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2009

PALO ALTO, Calif., April 29, 2009 – Varian Medical Systems (NYSE:VAR) today reported net earnings from continuing operations of $0.64 per diluted share in the second quarter of fiscal year 2009 versus net earnings from continuing operations of $0.57 per diluted share in the year-ago quarter.  Including the discontinued ACCEL research instruments operation, net earnings per diluted share in the quarter were $0.54.

Compared to continuing operations in the year-ago quarter, second quarter revenues rose 7 percent to $554 million, net orders rose 2 percent to $524 million, and the backlog rose 12 percent to $1.9 billion.

“Net orders grew in our Oncology Systems and Security and Inspection Products businesses but fell in our X-Ray Products business,” said Tim Guertin, president and CEO of Varian Medical Systems.  “Revenues from continuing operations increased in all three businesses, and our gross margin improved by nearly three percentage points contributing to higher earnings versus the year-ago quarter.  However we began to feel the effects of the global recession during the quarter which resulted in modest net orders growth. Currency fluctuations negatively impacted orders and revenue growth in the quarter.”

The company ended the second quarter with $375 million in cash and cash equivalents and $43 million of debt. Days sales outstanding was 87 for the quarter, an improvement of three days versus the year-ago period and up four days from the preceding quarter.  The company did not repurchase shares of its stock during the period.

Oncology Systems
Oncology Systems’ revenues for the quarter totaled $445 million, up 6 percent from the second quarter of last fiscal year.  This business recorded second-quarter net orders of $434 million, up 5 percent from the same period last year.  Net orders were up 4 percent in North America and up 7 percent in international markets.

  “Oncology Systems’ order growth was driven primarily by our service business and international demand,” said Guertin.  “Oncology order growth was 10 percent on a constant currency basis. The North American order growth rate was slowed by tightened

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2009	Page 2

capital budgets and tougher credit requirements.  A shift toward North American deliveries and a richer product mix including RapidArc contributed to significant growth in gross margins for this business.”

X-Ray Products
Revenues for the X-Ray Products business, including tubes and digital flat-panel detectors for filmless X-ray imaging, were $86 million for the second quarter, up 15 percent from the year-ago quarter.   Net orders for this business were $69 million, down 17 percent from the year-ago quarter.

“X-ray Product orders were impacted by customers who are now adjusting  inventory levels to reflect slower imaging equipment sales in a recessionary environment,” said Guertin.  “Orders for high-tier CT and mammography tubes declined.  Decreases in dental and veterinary imaging panel orders offset significant growth in orders for our emerging line of radiographic panels.  Higher revenues combined with operational improvements and reductions in quality cost led to a substantial margin increase for this business.”

Other Businesses
The company’s Security and Inspection Products (SIP) business, proton therapy business, and Ginzton Technology Center reported combined fiscal 2009 second quarter revenues of $23 million, up 3 percent from the year-ago quarter.  Net orders for the quarter were $21 million, up 9 percent versus the year-ago quarter due exclusively to the SIP business.

The company completed the sale of the ACCEL research instruments business to Bruker Corporation during the quarter and recognized an $11.5 million loss net of taxes from discontinued operations.  The company’s proton therapy business will continue operating under the name Varian Particle Therapy.

Outlook
“Our outlook for the balance of the fiscal year is more cautious due to tighter capital budgets and credit, currency fluctuations, a longer order-to-delivery cycle in Oncology, and weaker demand for X-ray products.” Guertin said.  “We now believe that fiscal year 2009 revenues from continuing operations could grow by about 5 to 8 percent.  With the help of cost control measures that the company has put in place for fiscal year 2009 and beyond, we believe that net earnings per diluted share from continuing operations for the fiscal year could grow to between $2.50 and $2.60 compared to $2.31 from continuing operations in last fiscal year.  For the third quarter of fiscal year 2009, revenues could grow in the range of 5 to 7 percent, with higher growth in operating earnings.  Including a higher expected tax rate and lower interest income, third quarter net earnings per diluted share from continuing operations should be in the range of $0.61 to $0.65.”

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2009	Page 3

Investor Conference Call
Varian Medical Systems is scheduled to conduct its second quarter fiscal year 2009 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com where it will be archived for a year.  To access the call via telephone, dial 1-800-659-2037 from inside the U.S. or 1-617-614-2713 from outside the U.S. and enter confirmation code 66725913.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 11191883.  The telephone replay will be available through 5 p.m. PT, Friday, May 1, 2009.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 79 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc therapy, image-guided radiation therapy (IGRT), stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “believe,” “could,” “should,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the current global recession, currency exchange rates and tax rates; the impact of health care reforms, and/or third-party reimbursement levels and credit availability for capital expenditures for cancer care; demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s ability to complete the planned sale of instruments portion of the company’s ACCEL proton therapy business; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the company’s ability to protect the company’s intellectual property; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2009	Page 4

Varian Medical Systems, Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in millions, except per share amounts)	Q2 QTR 2009	Q2 QTR 2008	Q2 YTD 2009	Q2 YTD 2008
Net orders	$524.2	515.4	1,075.5	1,004.4
Oncology Systems	434.2	413.1	861.8	798.8
X-Ray Products	68.8	83.0	159.9	158.1
Other	21.2	19.3	53.8	47.5

Order backlog	$1,901.0	1,690.3	1,901.0	1,690.3

Revenues	$553.6	518.4	1,062.3	969.6
Oncology Systems	444.6	421.2	842.8	781.5
X-Ray Products	85.8	74.8	171.9	144.9
Other	23.2	22.4	47.6	43.2
Cost of revenues	$313.2	306.8	602.9	566.9

Gross margin	240.4	211.6	459.4	402.7
As a percent of revenues	43.4%	40.8%	43.2%	41.5%

Operating expenses
Research and development	37.0	31.9	74.0	60.8
Selling, general and administrative	81.1	75.1	164.4	150.2

Operating earnings	122.3	104.6	221.0	191.7
As a percent of revenues	22.1%	20.2%	20.8%	19.8%

Interest income/(expense), net	(0.4)	1.6	1.0	3.1
Earnings from continuing operations before taxes	121.9	106.2	222.0	194.8
Taxes on earnings	42.6	33.3	73.1	63.7
Earnings from continuing operations	79.3	72.9	148.9	131.1
As a percent of revenues	14.3%	14.1%	14.0%	13.5%
Loss from discontinued operations – net of taxes (1)	(11.5)	(1.6)	(12.3)	(4.3)
Net earnings	$67.8	71.3	136.6	126.8

Net earnings (loss) per share – basic:
Continuing operations	$0.64	0.58	1.20	1.05
Discontinued operations (1)	(0.09)	(0.01)	(0.10)	(0.03)
Net earnings per share	$0.55	0.57	1.10	1.02

Net earnings (loss) per share – diluted:
Continuing operations	$0.64	0.57	1.19	1.03
Discontinued operations (1)	(0.10)	(0.01)	(0.10)	(0.04)
Net earnings per share	$0.54	0.56	1.09	0.99

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	123.8	125.2	123.8	125.0
Average shares outstanding - diluted	124.5	128.0	124.8	127.9

(1) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2009	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	April 3,	September 26,
	2009	2008 (2)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$374,617	$397,306
Restricted cash	2,340	-
Accounts receivable, net	534,789	486,310
Inventories	340,240	282,980
Deferred tax assets and other	198,168	209,006
Current assets of discontinued operations (1)	-	18,799
Total current assets	1,450,154	1,394,401

Property, plant and equipment	503,897	452,576
Accumulated depreciation and amortization	(251,624)	(234,393)
Property, plant and equipment, net	252,273	218,183

Goodwill	203,871	209,146
Other assets	157,693	150,694
Long term assets of discontinued operations (1)	-	3,088
Total assets	$2,063,991	$1,975,512

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$111,070	$105,281
Accrued expenses	226,756	252,915
Deferred revenues	131,464	141,368
Advance payments from customers	224,082	201,783
Product warranty	48,892	51,141
Short-term borrowings	10,000	-
Current maturities of long-term debt	2,746	7,987
Current liabilities of discontinued operations (1)	-	21,202
Total current liabilities	755,010	781,677
Other long-term liabilities	152,154	134,251
Long-term debt	29,774	32,399
Total liabilities	936,938	948,327

Stockholders’ Equity
Common stock	125,360	125,590
Capital in excess of par value	486,584	468,384
Retained earnings and accumulated other comprehensive loss	515,109	433,211
Total stockholders’ equity	1,127,053	1,027,185
Total liabilities and stockholders’ equity	$2,063,991	$1,975,512

(1)  The assets and liabilities of ACCEL research instruments are classified as discontinued operations.

(2)  The condensed consolidated balance sheet as of September 26, 2008 was derived from audited financial statements as of   that date.